Exhibit 10.6

February 21, 2013

Groupo Sierra Alta, S.A.S.
Cra. 7A No. 123-24 Of. 303
Bogota, Colombia

JOINT VENTURE AGREEMENT

WHEREAS, BlueFire Equipment Corporation, a Delaware Corporation (hereafter "BFEC") has developed and patented intellectual property relating to improved PDC drill bits, has tested the drill bits in the United States and demonstrated superior performance with such PDC bits; and

WHEREAS, Groupo Sierra Alta, S.A.S., a Colombian Company (hereafter "GSA") has substantial expertise and relationships in oil and gas exploration, production and drilling, and will act as a sales and marketing team to lease and sell BFEC equipment; and

WHEREAS, the parties wish to pool financial and operational resources in a newly formed Colombian joint venture;

NOW THERFORE, for ten dollars and other good and valuable consideration the parties hereby agree as follows:

I.
Corporate Formation. The parties shall form a Colombian Corporation (hereafter "BFCC") and issue the stock according to the following ownership percentage; BlueFire Equipment Corporation-51% , Groupo Sierra Alta, S.A.S.-49%.

II.
Corporate Purpose. The purpose of the joint venture will be to market, rent, sell, distribute and service oilfield equipment developed by BFEC throughout South America. Sales outside of South America will be subject to approval by BFEC.

III.
Capital Contributions. BFEC will loan $50,000 to BFCC upon formation, and may advance additional working capital to BFCC from time to time. The amount and terms of future capital advances will be unanimously agreed upon by the shareholders of BFCC.

IV.
Inventory. BFCC will purchase PDC drill bits and other oilfield equipment from BFEC at BFEC's cost. BFCC inventory will be warehoused in the Free-Trade Zone in Bogata, Colombia at a location operated by GSA. BFCC will pay shipping fees, logistics, nationalization charges, custom clearance, insurance, taxes, tariffs and all other expenses associated with transporting equipment from Houston, Texas to the Free-Trade Zone and subsequently to its customers in Colombia.

V.
Payment, Shipping, and Title. Payment for BFEC equipment will be made in full at the time BFCC places an order. Upon completion of manufacture, BFEC will deliver oilfield equipment FOB to either the Barbour's Cut or Bayport Terminal in the Port of Houston, as determined by BFCC at the time of placing an order. All right, title and interest shall transfer to BFCC once the equipment is signed for by an authorized agent of BFCC.

VI.
Revenues and Costs. All expenses associated with the business shall be paid from the gross revenues of BFCC. Such cost include but are not limited to: manufacturing, sales and marketing, shipping, accounting, legal, financing (interest on debt), general and administrative, etc.  It is contemplated that the predominance of the initial capitalization of $50,000 will be used to fund purchase orders and arrange for transportation of equipment to Colombia. As such, the members do not foresee expenses exceeding revenues. However, should this occur, a cash call would be put to a vote pursuant to section VII.

VII.
Pro-rata Cash Calls and Distributions. The amount and terms of Pro-rata Cash Calls on shareholders of BFCC will be unanimously agreed upon by shareholders of BFCC. BFCC will maintain reasonable cash balances to fund capital investments and operating expenses, and will distribute excess cash on a pro-rata basis to its shareholders. However, cash distributions will not be made until all Capital Contributions and Pro-rata Cash Calls made from shareholders have been repaid to the advancing parties.

VIII.
Authority. All agreements are subject to approval via a unanimous vote of the shareholders of BFCC.  Assets and receivables shall not be encumbered without a unanimous vote of the shareholders of BFCC. Expenses greater than $1,000 shall be preapproved by a unanimous vote of the shareholders of BFCC.

IX.	Responsibilities of BFEC.

a.	Furnish its oilfield equipment at cost to BFCC for the purpose of leasing and selling such equipment to operators and drillers primarily located in South America.

b.	Manage the sourcing and manufacturing of various sizes of its equipment and make modifications as necessary to meet the needs of clients.

X.	Responsibilities of GSA.

a.	Leading all sales and marketing efforts in South America.

b.	Manage a storage facility to inventory equipment in the Free-Trade Zone in Bogota, Colombia until leased or sold, and shipped to various customers.

c.	Manage shipping and logistics of bringing equipment into South America, as well as manage accounting, financial reporting, banking, payables and receivables.

XI.
BFEC and GSA agree to host weekly conference calls to review sales calls, business development activities, and improve the sales process. BFEC and GSA further agree to make available all financial and operational records to the other upon request.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same instrument.

In witness of the above, each party to this Joint Venture Agreement has caused it to be executed as of the date indicated below.

BlueFire Equipment Corporation	Groupo Sierra Alta, S.A.S.

Approved by: __________________________	Approved by: __________________________

Name & Title: William A. Blackwell, President	Name & Title: Antonio Florez, General Manager

Date:_________________________________	Date:_________________________________